Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2008 RESULTS
HOUSTON (February 19, 2009) — Noble Energy, Inc. (NYSE: NBL) reported today fourth quarter 2008 net income of $305 million, or $1.72 per share diluted. The results included a previously disclosed $513 million ($283 million after-tax) non-cash gain, which represents the unrealized mark-to-market change in the Company’s financial hedges. Excluding this item and certain asset impairments of $256 million ($141 million after-tax), which are typically not included by analysts in published estimates, fourth quarter 2008 adjusted net income(1) was $163 million, or $0.91 per share diluted. The fourth quarter 2008 asset impairments were primarily a result of lower year-end commodity prices. For the same period in 2007, net income was $300 million, or $1.73 per share diluted. Discretionary cash flow(1) for the fourth quarter 2008 was $439 million and net cash provided by operating activities was $418 million. Noble Energy sells forward a portion of its production utilizing financial commodity contracts. Beginning with 2008, the Company changed its accounting method for these contracts to mark-to-market accounting in order to provide greater flexibility and transparency.
Key highlights for the fourth quarter 2008 include:
•	Record quarterly production of 83 thousand barrels of oil equivalent per day (MBoe/d) in the United States Northern Region

•	Significant oil discovery at the Gunflint prospect in the deepwater Gulf of Mexico

•	Production start-up at the Raton gas development in the deepwater Gulf of Mexico

•	Natural gas volume growth in Israel of 20 percent over fourth quarter 2007
For the full year 2008, Noble Energy reported net income of $1.35 billion, or $7.58 per share diluted. Excluding certain items typically not included by analysts in published estimates, 2008 adjusted net income(1) was $1.26 billion, or $7.05 per share diluted. Discretionary cash flow(1) for the year was $2.40 billion and net cash provided by operating activities was $2.29 billion. Capital expenditures for the year totaled $2.26 billion.
Other key highlights for the year 2008 include:
•	Record annual adjusted net income(1) and discretionary cash flow(1)

•	Record annual daily production, up eight percent from 2007

•	Expanded acreage and resource positions in the US onshore and deepwater Gulf of Mexico

•	Multiple exploration discoveries offshore Equatorial Guinea
“Noble Energy’s strong fourth quarter results finish off a milestone year for our Company. On the development side, we continued to move forward our major programs onshore and in the deepwater Gulf of Mexico, and we initiated a second phase of development at Dumbarton in the North Sea. The momentum in our exploration programs continued with some very significant resource discoveries across the globe, highlighted recently by the largest discovery in our history at Tamar offshore Israel. The results from our diversified programs, combined with a forward-looking vision and a strong balance sheet, have positioned us well as we face a very challenging current economic and commodity environment. With a focus on long-term value creation, we are very optimistic about Noble Energy’s future,” said Noble Energy’s Chairman, President and CEO, Charles D. Davidson.
The Company’s total sales volumes averaged 208 MBoe/d for the fourth quarter, up five percent from the same period in 2007 after adjusting for the Argentina assets sold earlier this year. For the full year, 2008 sales volumes increased over nine percent from 2007 to an average of 215 MBoe/d after making the similar adjustment for the properties sold.
United States volumes were up three percent over the fourth quarter last year. Record quarterly Northern Region volumes, supported by successful drilling programs primarily at Wattenberg and Piceance, were up six percent from the fourth quarter 2007. In the deepwater Gulf of Mexico, temporary infrastructure-related shut-ins due to hurricanes Gustav and Ike continue to impact operations, with volumes reduced on average 9,000 Boe/d during the fourth quarter 2008.
Effective in 2008, Noble Energy began reporting natural gas liquid volumes separately where the company has the right to the liquids recovered from its natural gas processed at third-party plants. As a consequence, reported natural gas volumes in the United States are lower compared to 2007. Where the rights to the liquids do not exist, the processing revenue will continue to be included in natural gas revenues and benefit realized prices.
Total international volumes were up eight percent versus the fourth quarter 2007 after adjusting for the Argentina asset sale. Volume growth in Israel resulted from continued strength in natural gas demand versus the prior year period. West Africa volumes for the fourth quarter 2008 were reduced approximately 30 million cubic feet per day (Mmcf/d) resulting from longer than expected pipeline maintenance at the Alba field. Even with this extended downtime, West Africa volumes were still above fourth quarter of 2007.

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The Company’s commodity price realizations were down significantly versus the fourth quarter 2007 with crude oil and condensate down nearly 40 percent to $43.80 per barrel. Natural gas prices were down 32 percent to an average of $3.62 per thousand cubic feet. A pre-tax, deferred commodity hedge loss of $86 million negatively impacted realized crude oil prices for the fourth quarter 2008, whereas natural gas realizations were positively impacted $3 million by previously deferred commodity hedge gains.
Total cash costs, including lease operating, production and ad valorem taxes, transportation, general and administrative, and interest (net) were $11.03 per barrel of oil equivalent (Boe) for the quarter, down five percent from the fourth quarter 2007. Depreciation, depletion, and amortization was $10.35 per Boe, up slightly from the fourth quarter 2007. Exploration expense for the fourth quarter 2008 was favorably impacted by success at the Tamar prospect in Israel.
PROVED RESERVES
Year-end 2008 estimated reserves were 864 million barrels of oil equivalent (MMBoe). Noble Energy added total proved reserves of 115 MMBoe, or 147 percent of 2008 production, from discoveries, extensions, performance revisions and acquisitions. These proved reserve additions were offset by negative price revisions in the amount of 47 MMBoe resulting from lower crude oil and natural gas prices at the end of 2008 versus 2007.
Of the total reserve additions, excluding price revisions, United States made up 72 percent and International the remaining 28 percent. Additions in the United States were primarily driven by the execution of low-risk development projects onshore in the Wattenberg and Piceance areas, as well as from the acquisition of certain western Oklahoma assets. Additions at the Alba field in Equatorial Guinea and at the CDX field in China accounted for most of the International additions.
Liquids, including crude oil, condensate, and natural gas liquids, made up approximately 36 percent of total proved reserves, with natural gas comprising the remaining 64 percent. United States reserves represent 59 percent of total proved reserves, while International reserves compose the other 41 percent. Approximately 86 percent of the Company’s reserves were audited by independent petroleum consultants.
Total costs incurred in 2008 for oil and gas activities, including acquisition, exploration and development costs were $2.34 billion. Excluding negative price revisions, reserve replacement costs were $20.38 per Boe, or $3.40 per thousand cubic feet equivalent of natural gas.

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Noble Energy continued its focus on long-term growth projects, with approximately $750 million invested in 2008 exploration activities. These costs represented 32 percent of total costs incurred. The Company’s exploration program in 2008 resulted in significant discovered resources that have not yet been booked as proven reserves, including additional discoveries in West Africa, Gunflint in the deepwater Gulf of Mexico, and Tamar offshore Israel.

(1)	Non-GAAP measure, See Attached Reconciliation Schedules
CONFERENCE CALL
Noble Energy’s fourth quarter and full year 2008 conference call will be available today via live audio webcast at 9:00 a.m. Central Time. To listen, log on to www.nobleenergyinc.com and click on the Investor Relations tab. Dial in numbers are (888) 791-4321 or (913) 312-0378. The conference call replay will be available until March 21, 2009. To access the replay, go to www.nobleenergyinc.com and click on the Investor Relations tab. You can also access the replay by dialing (888) 203-1112 or (719) 457-0820. The pin code is 1689624.
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company operates primarily in the Rocky Mountains, Mid-Continent, and deepwater Gulf of Mexico areas in the United States, with key international operations offshore Israel, UK and West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Visit Noble Energy online at www.nobleenergyinc.com.
Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Brad Whitmarsh
(281) 872-3187 bwhitmarsh@nobleenergyinc.com
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Risks, uncertainties and assumptions that could cause actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Noble Energy assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
This news release may also contain certain forward-looking non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community

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in evaluating the company’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry.
The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this news release, such as “resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
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Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Net Income
(in millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net Income	$305	$300	$1,350	$944

Adjustments, net of tax [1]
Unrealized gains on commodity derivative instruments	(283)	—	(266)	—
Asset impairments	141	—	150	3
Loss on involuntary conversion of shelf properties	—	—	5	35
Allowance for SemCrude receivable	—	—	19	—

Adjusted Net Income [2]	$163	$300	$1,258	$982

Adjusted Earnings Per Share
Basic	$0.95	$1.75	$7.30	$5.74
Diluted [3]	$0.91	$1.73	$7.05	$5.66

Weighted average number of shares outstanding
Basic	173	171	173	171
Diluted	175	174	176	173

[1]	The net of tax amounts are determined by calculating the tax provision for GAAP Net Income, which includes the adjusting items, and comparing the results to the tax provision for Adjusted Net Income, which excludes the adjusting items. The difference in the tax provision calculations represents the tax impact of the adjusting items listed here. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different.

[2]	Adjusted net income should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted net income is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted net income is beneficial in evaluating our financial performance. Adjustments are tax affected on a standalone basis at the end of each period. For analysis purposes, adjusted net income for 2008 should be compared to 2007 reported net income since, effective January 1, 2008, we voluntarily changed our accounting method for commodity derivative instruments from the cash flow hedge method to the mark-to-market method.

[3]	The diluted earnings per share calculations for the three months and year ended December 31, 2008 include decreases to net income of $4 million, net of tax, and $20 million, net of tax, respectively, related to deferred compensation gains from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues
Crude oil and condensate	$271	$489	$2,101	$1,694
Natural gas	243	337	1,375	1,272
NGLs	22	—	175	—
Income from equity method investees	16	71	174	211
Other revenues	21	24	76	95

Total revenues	573	921	3,901	3,272

Operating Expenses
Lease operating expense	103	79	371	322
Production and ad valorem taxes	25	33	166	114
Transportation expense	14	11	57	52
Exploration expense	36	74	217	219
Depreciation, depletion and amortization	198	189	791	736
General and administrative	52	64	236	206
Asset impairments	256	—	294	4
Other operating expense, net	26	31	124	133

Total operating expenses	710	481	2,256	1,786

Operating Income	(137)	440	1,645	1,486
Other (Income) Expense
(Gain) loss on commodity derivative instruments	(630)	(1)	(440)	(2)
Interest, net of amount capitalized	17	26	69	113
Other (income) expense, net	(12)	(12)	(45)	7

Total other (income) expense	(625)	13	(416)	118

Income Before Taxes	488	427	2,061	1,368
Income Tax Provision	183	127	711	424

Net Income	$305	$300	$1,350	$944

Earnings Per Share
Basic	$1.77	$1.75	$7.83	$5.52
Diluted [1]	$1.72	$1.73	$7.58	$5.45

Weighted average number of shares outstanding
Basic	173	171	173	171
Diluted	175	174	176	173

[1]	The diluted earnings per share calculation for the three months and year ended December 31, 2008 includes decreases to net income of $4 million and $20 million, net of tax, respectively, related to a deferred compensation gain from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Crude Oil and Condensate Sales Volumes (MBpd)
United States	36	39	40	42
West Africa	15	15	15	15
North Sea	12	14	10	13
Other International	4	6	4	7

Total consolidated operations	67	74	69	77
Equity method investee	2	1	2	2

Total sales volumes	69	75	71	79

Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$33.16	$60.50	$75.53	$53.22
West Africa	48.15	83.60	88.95	71.27
North Sea	67.89	91.54	100.56	76.47
Other International	47.77	66.02	82.66	53.69

Consolidated average realized prices	$43.80	$71.69	$82.60	$60.61

Natural Gas Sales Volumes (MMcfpd)
United States	404	419	395	412
West Africa	187	149	206	132
North Sea	5	7	5	6
Israel	133	111	139	111
Other International	21	26	22	26

Total sales volumes	750	712	767	687

Natural Gas Realized Prices ($/Mcf)
United States	$5.30	$7.78	$8.12	$7.51
West Africa	0.27	0.28	0.27	0.29
North Sea	10.28	7.75	10.54	6.54
Israel	2.96	2.74	3.10	2.79
Other International	—	—	—	—

Average realized prices	$3.62	$5.33	$5.04	$5.26

Natural Gas Liquids (NGL) Sales Volumes (MBpd) [1]
United States	9	—	9	—
Equity method investee	5	6	6	6

Total sales volumes	14	6	15	6

Natural Gas Liquids Realized Prices ($/Bbl)
United States	$26.64	$—	$50.15	$—

Barrels of Oil Equivalent Volumes (MBoepd)
United States	112	109	116	111
West Africa	46	40	49	37
North Sea	13	15	11	14
Israel	22	19	23	19
Other International	8	10	8	11

Total consolidated operations	201	193	207	192
Equity method investee	7	7	8	8

Total barrels of oil equivalent (MBoepd)	208	200	215	200

Barrels of oil equivalent volumes (MMBoe)	19	18	79	73

[1]	For 2007, United States NGL sales volumes were included with natural gas volumes. Effective in 2008, we began reporting United States NGLs, which has lowered the comparative natural gas volumes from 2007 to 2008.

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions)

	December 31,	December 31,
	2008	2007

Assets
Current Assets
Cash and cash equivalents	$1,140	$660
Accounts receivable — net	423	594
Commodity derivative instruments	437	15
Other current assets	158	300

Total current assets	2,158	1,569
Net property, plant and equipment	9,004	7,945
Goodwill	759	761
Other noncurrent assets	463	556

Total Assets	$12,384	$10,831

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable — trade	$579	$781
Commodity derivative instruments	23	540
Other current liabilities	572	315

Total current liabilities	1,174	1,636
Deferred income taxes	2,174	1,984
Other noncurrent liabilities	486	551
Long-term debt	2,241	1,851

Total Liabilities	6,075	6,022
Total Shareholders’ Equity	6,309	4,809

Total Liabilities and Shareholders’ Equity	$12,384	$10,831

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Operating Cash Flow
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2008	2007	2008	2007

Adjusted Net Income [1]	$163	$300	$1,258	$982
Adjustments to reconcile net income to discretionary cash flow:
Depreciation, depletion and amortization	198	189	791	736
Exploration expense	36	74	217	219
Interest capitalized	(10)	(6)	(33)	(17)
Income / distributions from equity method investments, net	13	2	47	18
Deferred compensation adjustment	(7)	10	(32)	33
Deferred income taxes	71	100	270	292
Stock-based compensation expense	9	7	39	27
Settlement of previously recognized hedge losses [2]	(50)	(49)	(194)	(183)
Other, net	16	(2)	35	33

Discretionary Cash Flow [3]	439	625	2,398	2,140

Reconciliation to Operating Cash Flows
Net changes in working capital	8	101	(1)	(24)
Cash exploration costs	(30)	(32)	(133)	(129)
Capitalized interest	10	6	33	17
Current tax benefit (expense) of net income adjustments	—	—	—	—
Other adjustments	(9)	(4)	(12)	13

Net Cash Provided by Operating Activities	$418	$696	$2,285	$2,017

Capital Expenditures, accrual based	$432	$524	$2,264	$1,739

[1]	See Schedule 1, Reconciliation of Net Income to Adjusted Net Income, for reconciliation.

[2]	See Schedule 6, Effect of Commodity Derivative Instruments, for reconciliation.

[3]	The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

Schedule 6
Noble Energy, Inc.
Effect of Commodity Derivative Instruments
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2008	2007	2008	2007

Reclassification from Accumulated Other Comprehensive Gain (Loss) to Revenue [1]
Crude Oil	$(86)	$(95)	$(365)	$(223)
Natural Gas	3	49	34	169

Total Revenue Decrease	$(83)	$(46)	$(331)	$(54)

Gain (Loss) on Derivative Instruments [2]
Crude oil
Realized	$68	$—	$(72)	$—
Unrealized	456	—	335	—
Ineffectiveness	—	—	—	(2)

Total crude oil	524	—	263	(2)

Natural gas
Realized	49	—	(10)	—
Unrealized	57	—	187	—
Ineffectiveness	—	1	—	4

Total natural gas	106	1	177	4

Total Gain (Loss) on Derivative Instruments	$630	$1	$440	$2

Summary of Cash Settlements
Cash settlements paid	$16	$95	$607	$237
Realized gain (loss) on derivative instruments	117	—	(82)	—
Amounts reclassified from AOCL	(83)	(46)	(331)	(54)

Settlement of previously recognized hedge losses	$50	$49	$194	$183

[1]	The amounts in accumulated other comprehensive loss represent deferred unrealized hedge gains and losses. These deferred gains and losses are recognized as an adjustment to revenue when the associated derivative instruments are cash settled.

[2]	Effective January 1, 2008 we voluntarily changed our accounting method for commodity derivative instruments from the cash flow hedge method to the mark-to-market method.

Schedule 7
Noble Energy, Inc.
Supplemental Data
(in millions)
(Unaudited)
2008 Costs Incurred in Oil and Gas Activities

	United
	States	International [1]	Total

Property acquisition costs:
Proved	$256	$—	$256
Unproved	296	6	302

Total acquisition costs	552	6	558

Exploration costs	322	195	517
Development costs	1,073	137	1,210

Equity method investee’s costs	—	2	2
Asset retirement obligation	33	22	55

Total cost incurred	$1,980	$362	$2,342

Reconciliation to Capital Spending

Total cost incurred			$2,342
Exploration overhead			(63)
Lease rentals			(7)
Asset retirement obligations			(55)

Total oil and gas spending			2,217
Other capital			47

Total capital spending			$2,264

Proved Reserves [2]

	United
	States	International [1]	Total

Total Barrel Oil Equivalents (MMBoe)
Beginning reserves — December 31, 2007	514.2	366.1	880.3
Revisions of previous estimates	(52.6)	7.2	(45.4)
Extensions, discoveries and other additions	73.5	24.4	97.9
Purchase in place	15.4	—	15.4
Sale in place	—	(6.6)	(6.6)
Production	(42.2)	(35.8)	(78.0)

Ending reserves — December 31, 2008	508.3	355.3	863.6

Proved Developed Reserves (MMBoe)
December 31, 2007	338.8	316.3	655.1
December 31, 2008	332.7	263.8	596.5

[1]	International includes West Africa, Israel, North Sea, Ecuador, China and Argentina. Argentina was sold in February 2008.

[2]	Netherland, Sewell & Associates, Inc. performed an audit of over 86 percent of Noble Energy’s year-end 2008 total proved reserves and concluded the Company’s estimates of proved reserves, in the aggregate, are reasonable and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles.